COYOTE NETWORK SYSTEMS, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

     All   significant   subsidiaries   of  the  Registrant  have  been  listed.
Indentations indicate indirectly owned subsidiaries which are owned by the named subsidiary.

                                                               State of
Subsidiaries of the Registrant                              Incorporation
------------------------------                              -------------
Coyote Gateway, LLC                                           Colorado
Entree Corporation                                            Delaware
     Atlanta Provision Company, Inc.                          Georgia
Sattel Communications Corp.                                   Nevada
     Coyote Technologies, LLC                                 California